Exhibit 99.3

EMBARK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Embark's financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto either included in the final prospectus and definitive statement (the “Proxy”) relating to Embark's business combination with Northern Genesis Acquisition Corp. II., dated November 10, 2021 and filed with the Securities and Exchange Commission, or attached to this Current Report on Form 8-K as exhibit 99.1. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in the Proxy, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Embark develops technologically advanced autonomous driving software for the truck freight industry and offers a carefully constructed business model that is expected to provide the industry with the most attractive path to adopting autonomous driving. Specifically, Embark has developed a Software as a Service (“SaaS”) platform designed to interoperate with a broad range of truck OEM platforms, forgoing complicated and logistically challenging truck building or hardware manufacturing operations in favor of focusing on a superior driving technology. At scale, domestic shippers and carriers will be able to access Embark technology via a subscription software license selected as an option at the time they specify the build of new semi-trucks.

Headquartered in San Francisco, California and backed by leading Silicon Valley venture capital firms, Embark’s history as the industry’s longest running autonomous truck driving program is replete with technological firsts that include, but are not limited to:

•	the first coast-to-coast autonomous truck drive,

•	the first to reach 100,000 autonomous miles on public roads,

•	the first to successfully open autonomous transfer points for human- autonomous vehicle (“AV”) handoff.

Embark’s founding team includes roboticists and its broader team includes numerous computer scientists, many with advanced degrees and experience at other leading robotics and autonomous vehicle companies and academic programs. Through this business combination, Embark intends to rapidly scale its engineering team to build on its industry-leading technology position.

Embark has also spent considerable time and effort refining its business model. Embark is initially deploying its technology in a very focused manner, targeting freight highway miles between transfer points located next to metropolitan areas in the lower “Sunbelt” region of the United States ( the “U.S.”), leaving the “last mile” of driving to and from the transfer points to the industry’s highly skilled human drivers. Embark’s strategy is distinct from other industry players which seek to provide more complicated “end to end” autonomous driving that would entirely displace human drivers and potentially place these companies in competition with the industry’s carriers. Unlike those competitors, Embark anticipates working with the industry’s existing players to help them bring autonomous driving technology to market on their own terms. In addition, Embark believes its solution will be the safest and most reliable in the industry because of its disciplined geographic focus and emphasis on software development, which stands in contrast to Embark’s competitors that focus on multiple domestic markets simultaneously, manufacturing autonomous trucks and/or competing directly with semi-truck OEMs or legacy carriers.

Embark’s business model focus does not come at any significant commercial expense for Embark’s stockholders because the serviceable market Embark is targeting is significant. Embark currently targets the rapidly growing $700 billion U.S. truck freight market, and its initial commercial phase targets 236 billion serviceable miles within this market. The industry has had to face significant pressures from the growth of e-commerce and the well-documented shortage of skilled drivers, and therefore has powerful incentives to adopt autonomous driving solutions to both improve capacity and reduce costs. In addition, Embark’s cooperative model has already had traction with many of the industry’s leading shippers and carriers.

In short, Embark believes the freight truck market is poised for a dramatic sea change that will result in an industry that is more profitable, less polluting and provides a more humane lifestyle for its skilled drivers thanks to autonomous driving technology. Embark is the best positioned company in the industry to lead this transformation.

Recent Developments Affecting Comparability

COVID-19 Impact

In March 2020, the World Health Organization declared the 2019 novel coronavirus (“COVID-19”) a global pandemic. In the United States, as part of government-imposed restrictions, Embark was forced to temporarily pause fleet testing and operations in 2020. Embark also implemented a work-from-home policy for most of its non-operations team. However, a select group of workers remained on-site to continue advancing testing work for its test fleet. Since then, Embark has resumed its fleet testing and operations and has increased headcount to match its research and development requirements.

The future impact of the COVID-19 pandemic on Embark’s operational and financial performance will depend on certain developments, including the duration and end of the pandemic, impact on Embark’s research and development efforts, and effect on Embark’s suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to Embark’s operations and the operations of Embark’s third-party suppliers, along with the related global slowdown in economic activity, may result in increased costs. It is possible that the COVID-19 pandemic, the measures that have been taken or that may be taken by the federal, state, local authorities and businesses affected by government-mandated business closures, and the resulting economic impact may materially and adversely affect Embark’s business, results of operations, cash flows and financial positions.

See “Risk Factors — Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on Embark’s business, results of operations, financial condition, cash flows or liquidity, and the extent to which Embark will be impacted will depend on future developments, which cannot be predicted.” for further discussion of the possible impact of COVID-19 on Embark’s business.

Key Factors Affecting Embark’s Operating Performance

Embark’s financial condition, results of operations, and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those set forth in the section entitled “Risk Factors” in this proxy statement/ prospectus and the following:

Embark’s Ability to Achieve Key Technical Milestones and Deliver a Commercial Product

Embark’s growth will depend on the introduction of Embark Driver and Embark Guardian, products which will drive demand from potential customers. Embark has developed a platform agnostic interface, Embark Universal Interface, which will serve as the foundation to utilize Embark Driver and Guardian products in trucks manufactured by a broad range of OEMs. Embark’s ability to introduce its products will be driven by a variety of factors including Embark’s research and development fleet size, the number of autonomous miles driven (measured as the number of miles driven by Embark’s research & development fleet as well as partner fleet autonomous miles), and the ability to provide a safe and sustainable solution based on information gathered from the operation of Embark’s research and development fleet. Embark develops most key technologies in-house to achieve a rapid pace of innovation and tests it extensively through operating Embark’s fleet. Embark expects an increase in research and development fleet size in the foreseeable future to allow Embark to strategically focus on innovations, which it believes will help solidify Embark’s overall solution to customers and partners. To date, Embark, has not generated any revenue and until Embark’s products reach commercialization, autonomous miles driven will be comprised solely of autonomous miles driven by Embark’s research and development fleet. Embark believes that as the number of autonomous miles driven increases, the data will continually feed improvements to the platform, leading to Embark’s ability to innovate and introduce new products to the market and increase adoption of Embark’s products in the future.

Embark’s Ability to Expand its Coverage Map Across the United States

Embark’s long-term growth potential will benefit from strategic network expansion across the United States. Network breadth is measured by the number of transfer points on Embark’s coverage map, the number of cities in which the Embark Driver can support, and the number of direct-to-customer freight lanes in operation. Embark expects to achieve significant network growth by partnering with key real-estate partners which will enable Embark to quickly bring their truck stops into its coverage map. Additionally, Embark will partner with shippers who already move a significant amount of freight on Embark’s network to establish direct-to-customer freight lanes. Embark believes that expanding its network will enable Embark to create a significant and sustainable competitive advantage. Embark believes that the continued growth of Embark’s partnerships will improve user experience and drive more users to Embark’s platform, which it believes will allow Embark to further densify its coverage map and reinforce rapid network growth. Embark will apply a highly scalable model nationally, with a tailored approach to each state, driven by the regulatory environment and local market dynamics. Embark believes that this will allow Embark to expand rapidly and efficiently across different geographies, while maintaining a high level of control over the specific strategy within each state.

Embark’s Ability to Expand its Partner Network

The growth of Embark’s business model is focused on driving the adoption of its technical products and maximizing their use across Embark’s partners’ operations. This is achieved by enabling pilot testing of Embark’s products throughout customers’ operations. Most recently, Embark formally announced the Embark Partner Development Program, which serves as the basis of its partnership network. The PDP comprises shippers and carriers from across the freight ecosystem working with Embark to refine and scale Embark’s offerings.

Embark estimates that its existing partners have significant enough fleet operations to comprise approximately 90% of the trucks required to meet Embark’s 2024 revenue targets assuming they adopt Embark’s technology at scale. Specifically, Embark estimates that these existing partners operate approximately 32,000 trucks and purchase approximately 8,000 trucks annually. Embark believes that its current carriers reflect a small fraction of the overall demand for its technology and is in discussions with other carriers representing 40% of the top 100 carriers measured by truck count, which represent a dramatically larger addressable market. Embark plans to increase PDP membership by providing network assessments for prospective members and constructing business cases to support Embark’s product integration into their operations. Over time, it is expected that these partners will convert into long-term Embark customers.

Adoption and Support of Autonomous Technology in the Freight Industry

Embark’s business model is supported by a large addressable market that Embark believes will benefit from the introduction of autonomous trucking technology. The freight industry is currently facing significant challenges, notably driver shortages and utilization limitations, which Embark believes it will address through its product offerings. Embark has identified participants from across the freight ecosystem who have expressed support for Embark’s offerings and the potential solutions they provide to the challenges they are facing.

While Embark has confirmed general market support, the long-term success of its business model is dependent on broad scale adoption and support of autonomous trucking technology. Embark has engaged with notable partners in the freight industry who Embark believes will lead the industry in adopting autonomous vehicle technology. As Embark onboards more partners, it will increase miles driven by partners, which Embark believes will serve to validate its product offerings and generate interest and confidence from other partners. Embark believes customers will be motivated to integrate Embark’s technology to be price competitive with other freight participants who have achieved efficiencies with Embark.

Key Components of Embark’s Results of Operations

The following discussion describes certain line items in Embark’s statements of operations.

Operating Expenses

Operating expenses consist of research and development expenses and general and administrative expenses. Personnel-related costs are the most significant component of Embark’s operating expenses and include salaries, benefits, and stock-based compensation expenses.

Embark’s full-time employee headcount in research and development has grown from 92 as of December 31, 2020 to 153 as of September 30, 2021, and Embark expects to continue to hire new employees to support Embark’s growth. Embark’s full-time employee headcount in general and administrative functions has grown from 19 as of December 31, 2019 to 48 as of December 31, 2020 to 21 as of September 30, 2021, and Embark expects to continue to hire new employees to support Embark’s growth. The timing of these additional hires could materially affect Embark’s operating expenses in any particular period.

Embark expects to continue to invest substantial resources to support Embark’s growth and anticipates that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

Research and Development Expenses

Research and development expenses consist primarily of salaries, employee benefits, stock-based compensation expenses and travel expenses related to Embark’s engineers performing research and development activities to originate, develop and enhance Embark’s products. Additional expenses include consulting charges, component purchases, and other costs for performing research and development on Embark’s software products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, employee benefits, stock-based compensation expenses, and travel expenses related to Embark’s executives, finance team, and the administrative employees. It also consists of legal, consulting, and professional fees, rent and lease expenses pertaining to Embark’s offices, business insurance costs and other costs. Embark expects that after completion of the Business Combination, Embark will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations and other costs associated with being a public company.

Non-Operating Expenses and Other Items

Change in fair value of derivative liabilities

Change in fair value of derivative liabilities represents the increase / decrease in the fair value of the embedded conversion and redemption features, which are presented as derivative liability, related to the convertible note payable. For each reporting period, the Company will determine the fair value of the derivative liability and record a corresponding non-cash benefit or non-cash charge, due to a decrease or increase, respectively, in the calculated derivative liability.

Other Income

Other income consists of income generated from transporting freight on behalf of counterparties using Embark’s own research and development truck fleet equipped with its self-driving systems through various Transportation Service Agreements (“TSAs”). The primary purpose of TSAs is to support Embark’s research and development and proof of concept efforts. Accordingly, income generated from such TSA arrangements is not expected to be the primary revenue generating activity of Embark. Looking forward, Embark expects to generate revenues through subscription software licensing of its automated driving platform.

Interest Income

Interest income consists of interest earned on Embark’s investments classified as available for sale securities as well as cash equivalents. Embark invests in highly liquid securities such as money market funds, as well as treasury bills.

Interest Expense

Interest expense primarily consists of non-cash interest incurred on Embark’s convertible note. The interest expense is related to the accretion of the debt discount offered upon the issuance of the convertible note.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this proxy statement/ prospectus. The following table sets forth Embark’s results of operations data for the periods presented (in thousands):

Comparisons for the nine months ended September 30, 2021 and 2020:

The following table sets forth Embark’s statement of operations for nine months ended September 30, 2021 and 2020 and the dollar and percentage change between the two periods:

	Nine Months Ended September 30,		$	%
	2021	2020	Change	Change
	(unaudited)
Operating expenses:
Research and development	$26,823	$13,236	$13,587	102.7%
General and administrative	11,585	2,509	9,076	361.7
Total operating expenses	38,408	15,745	22,663	143.9
Loss from operations	(38,408)	(15,745)	(22,663)	143.9
Other income (expense):
Change in fair value of derivative liability	(5,783)	—	(5,783)	100%
Other income	18	93	(75)	(80.6)
Interest income	83	712	(629)	(88.3)
Interest expense	(3,735)	(48)	(3,687)	7,681.3
Loss before provision for income taxes	(47,825)	(14,988)	(32,837)	219.1
Provision for income taxes	—	—	—	N.M.
Net loss	$(47,825)	$(14,988)	$(32,837)	219.1%

N.M. – Percentage change not meaningful

Research and Development Expenses

Research and development expense increased by $13.6 million in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily due to $7.1 million higher headcount expenses related to an increase in headcount, $0.7 million increase in cloud computing and simulation infrastructure expense, $0.4 million increase in prototype truck hardware expense, $2.1 million increase in general R&D costs primarily driven by engineering software & subscription costs, and $1.0 million driven by administrative costs related to contractors and other professional services.

General and Administrative Expense

General and administrative expense increased by $9.1 million in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily due to an increase in other professional services expense of $3.5 million, headcount expense of $3.8 million related to an increase in headcount and increased recruiting expenses of $0.3 million.

Change in fair value of derivative liabilities

For the period ended September 30, 2021, we realized a change in fair value derivative liabilities as compared to the prior period of approximately $5.8 million. The originating underlying instrument is a convertible note originated in April 2021 containing conversion and redemption features, which gave rise to a derivative liability. For each reporting period, the Company will determine the fair value of the derivative liability and recorded a corresponding non-cash benefit or non-cash charge, due to a decrease or increase, respectively, in the calculated derivative liability.

Other Income

Other income decreased by $0.1 million in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease was driven by a decrease in pilot freight revenue.

Interest Income

Interest income decreased by $0.6 million in nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The decrease in interest income is driven by a decrease in the average investment balance as well as a lower interest environment during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020.

Interest Expense

Interest expense increased by $3.7 million in nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase in interest expense is driven by an increase in the accretion of the debt discount being recognized over the term of the convertible note.

Liquidity and Capital Resources

Since Embark’s inception, Embark has financed Embark’s operations primarily through sales of shares of common stock and preferred stock. During the nine months ended September 30, 2021 and the years ended December 31, 2020 and December 31, 2019, Embark issued 555,410, 340,171 and 1,725,256 shares of common stock for an aggregate amount of $0.1 million, $0.1 million and $0.1 million, respectively. In August 2019, Embark closed transactions with a group of investors to issue 20,949,454 shares of Series C convertible preferred stock and received $69.9 million in proceeds, net of issuance cost. The proceeds are available for working capital and other corporate purposes.

As of September 30, 2021, Embark had outstanding debt of $21.4 million from financing of freight trucks that Embark utilizes for research and development. Embark makes monthly installment payments on truck financing and the debt has varying maturities between March 2023 and June 2027. Embark’s principal uses of cash in recent periods have been to fund Embark’s operations, invest in research and development, repay borrowings, and make investments in accordance with Embark’s investments policy.

On August 25, 2021 and August 27, 2021, Embark entered into a commitment letters (collectively, the “Commitment Letters”) with certain investors (collectively, the “Investors”) pursuant to which such Investors each provided a commitment to invest, upon Embark’s election, up to $5 million in Embark in the form of Series C Preferred Stock of Embark in the event that the Merger Agreement is terminated and the Business Combination is not consummated. As the Business Combination is consummated, each of the Investor’s obligations under the applicable Commitment Letter is terminated.

In connection with the Business Combination, Embark raised $244 million of net proceeds from the contribution of $414 million of proceeds from cash held in Northern Genesis’s trust account from the Northern Genesis IPO, $160 million of proceeds from the PIPE investment, and offset by redemption of Northern Genesis’s Class A common stock held by Northern Genesis’s public stockholders of $299 million. Direct and incremental transaction costs in connection with the Business Combination were incurred prior to, or concurrent with the Closing by Northern Genesis and Embark, including the PIPE investment and the deferred underwriting fees related to the Northern Genesis IPO of $69 million. Embark believes cash and other components of working capital will be sufficient to meet Embark’s needs for at least the next 12 months.

Embark currently transports shipments using its research and development truck fleet, demonstrating proof of concept and paving the way for commercialization and revenue generating operations in the future. However, Embark has not earned any revenue to date. To the extent Embark is unable to commercialize its technology as expected, its liquidity may be negatively impacted. Embark’s ability to continue as a going concern is dependent on management’s ability to control operating costs and demonstrate progress against its technical roadmap. This involves developing new capabilities for the Embark Driver software and improving the reliability and performance of the software on public roads. Demonstrating ongoing technical progress will enable the Company to obtain funds from outside sources of financing, including financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures.

The following table shows Embark’s cash flows from operating activities, investing activities and financing activities for the stated periods:

	Nine months Ended September 30,
	2021	2020

	(unaudited)
Net cash used in operating activities	$(32,858)	$(12,304)
Net cash provided by (used in) investing activities	45,506	15,984
Net cash provided by (used in) financing activities	24,183	(171)

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2021 was $32.9 million, an increase of $20.6 million from $12.3 million for the nine months ended September 30, 2020. The increase was primarily due to an increase of $32.8 million net loss for the nine months ended September 30, 2021 compared to nine months ended September 30, 2020, excluding the impact of depreciation and stock-based compensation and other non-cash items. This was partially offset by $12.7 million of non-cash adjustments to net include including depreciation and amortization as well as stock-based compensation, and $0.4 net cash provided by changes in Embark’s operating assets and liabilities, which was primarily attributable to accounts payable, accrued expenses and other current liabilities.

Net cash used in operating activities for the year ended December 31, 2020 was $19.1 million, an increase of $4.9 million from $14.2 million for the year ended December 31, 2019. The increase was primarily due to an increase of $6.2 million net loss for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, excluding the impact of depreciation and stock-based compensation and other non-cash items. This was partially offset by $0.7 million of non-cash adjustments to net include including depreciation and amortization as well as stock-based compensation, and $0.6 net cash provided by changes in Embark’s operating assets and liabilities, which was primarily attributable to prepaid expenses, other assets, and accrued expenses and other current liabilities.

Investing Activities

Net cash provided by investing activities for the nine months ended September 30, 2021 was $45.5 million, a decrease of $29.5 million from $16.0 million for the nine months ended September 30, 2020 . The decrease was primarily due $42.2 million purchase of marketable securities, offset by a $11.5 million increase in proceeds received maturities of investments, increase in purchase of property, equipment, and software of $0.9 million, and an increase of $0.4 million in deposits for trucks.

Net cash provided by investing activities for the year ended December 31, 2020 was $20.4 million compared to $77.7 million of net cash used in investing activities for the year ended December 31, 2019. The increase was primarily due to a $70.3 million increase in the proceeds received from maturities of marketable securities, a $27.1 million decrease in purchase of marketable securities, and a $0.8 million refund on truck deposits.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2021 was $24.2 million compared to $0.2 million of net cash used in investing the nine months ended September 30, 2020. The increase of $24.0 million was primarily due to proceeds received from Embark's convertible notes payable of $25 million, net of deferred offering cost and payment towards notes payable of $0.83 million and $0.1 million respectively.

Net cash used in financing activities for the year ended December 31, 2020 was $0.2 million primarily from repayment towards Embark’s outstanding notes payable which was partially offset by proceeds received from issuance of common stock from the exercise of employee stock options. Net cash provided by financing activities for the year ended December 31, 2019 was $69.8 million, which was primarily due to the issuance of Embark’s Series C convertible preferred stock and proceeds received from issuance of common stock from the exercise of employee stock options. The increase in cash from financing activities was partially offset by the partial repayment of outstanding notes payable.

Financing Arrangements

Convertible note

On April 16, 2021, we issued a convertible note with a principal amount of $25.0 million resulting in net proceeds of $16.8 million, after $8.2 million of debt discount attributable to the conversion and redemption features. The note has a stated interest rate of 10% with the unpaid principal and accrued interest being due upon maturity at April 2022. The note does not contain any voluntary prepayment clause unless consented by the note holder, as defined in the agreement. The outstanding balance, after accreting $3.7 million the debt for the period, of the convertible note was approximately $20.6 million as of September 30, 2021.

Notes Payable for Equipment Purchases

On February 18, 2021 and January 5, 2021, Embark entered into financing agreements to finance the purchase of trucks that Embark utilizes for research and development. The financing agreements consisted of a loan of $0.1 million and $0.1 million at an interest rate equal to 6.99% and 7.50% per annum, with a maturity date of April 1, 2026 and January 19, 2027, respectively. Embark makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

Embark entered into financing agreements on February 19, 2018, January 28, 2019, and May 23, 2019 to finance the purchase of trucks that Embark utilizes for research and development. The financing agreements consisted of loans of $0.3 million, $0.4 million, and $0.5 million at an interest rate equal to 8.25% per annum, with a maturity date of March 5th, 2023, February 14, 2024, and June 12, 2024, respectively. Embark makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

On August 2, 2016, Embark entered into a financing agreement consisting of a loan of $0.1 million at an interest rate equal to 12.5% per annum, which matured on August 9, 2020. Embark made equal monthly installment payments over the term which was allocated between interest and principal.

Critical Accounting Policies and Significant Management Estimates

Embark prepares its financial statements in accordance with GAAP. The preparation of financial statements also requires Embark to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Embark bases Embark’s estimates on historical experience and on various other assumptions that Embark believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by Embark’s management. To the extent that there are differences between Embark’s estimates and actual results, Embark’s future financial statement presentation, financial condition, results of operations and cash flows will be affected. Embark believes that the accounting policies discussed below are critical to understanding Embark’s historical and future performance, as these policies relate to the more significant areas involving Embark management’s judgments and estimates. Critical accounting policies and estimates are those that Embark considers the most important to the portrayal of Embark’s financial condition and results of operations because they require Embark’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Embark believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Embark believes these are the most critical to aid in fully understanding and evaluating Embark’s financial condition and results of operations. For further information, see Note 2 to Embark’s financial statements included elsewhere in this proxy statement/ prospectus.

Internal Control Over Financial Reporting

With the oversight of senior management, Embark initiated a remediation plan in 2021 and engaged external advisors and consultants that assisted with the implementation of the remediation plan. The Company's remediation efforts are focused on (i) hiring of personnel with technical accounting and financial reporting experience; (ii) implementation of improved accounting and financial reporting processes; and (iii) implementation of systems to improve the completeness, timeliness and accuracy of the Company's financial reporting.

Embark believes the measures described above should remediate the material weakness identified and strengthen our internal control over financial reporting. The remediation initiatives outlined above are estimated to take place over the next 12 to 18 months. While Embark continues the challenging and costly process to implement our plan to remediate the material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan until the remediation initiatives have been completed and have been operating effectively for a sufficient period of time. We can give no assurance that this implementation will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Embark is committed to evolving and improving our processes and internal control necessary to satisfy the accounting and financial reporting requirements as a public company.

Stock-Based Compensation Expense

Stock Options

Embark estimates the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model. The grant date fair value of stock options is recognized as compensation expense on a straight-line basis over the requisite service period. Forfeitures are accounted for when they occur.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

•	Fair value of common stock: Because Embark’s common stock was not publicly traded prior to the closing of the Business Combination, Embark estimated the fair value of Embark’s common stock in 2019, 2020, and 2021. Embark’s board of directors considers numerous objective and subjective factors to determine the fair value of Embark’s common stock as discussed in “— Common Stock Valuations” below.

•	Expected Term: The expected term represents the period that Embark’s stock-based awards are expected to be outstanding and was calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

•	Expected Volatility: Since Embark does not have a trading history of Embark’s common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within Embark’s industry that Embark considers to be comparable to Embark’s business over a period equivalent to the expected term of the stock option grants.

•	Risk-Free Interest Rate: The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with the remaining term equivalent to the expected term.

•	Expected Dividend: Embark has not issued any dividends in Embark’s history and does not expect to issue dividends over the life of the options and, therefore, have estimated the dividend yield to be zero.

Common Stock Valuations

Prior to the closing of the Business Combination, given the absence of a public trading market for Embark’s common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, Embark’s board of directors determined the best estimate of fair value of Embark’s common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors include:

•	contemporaneous third-party valuations of Embark’s common stock;

•	the prices at which Embark or other holders sold Embark’s common stock to outside investors in arms-length transactions;

•	Embark’s financial condition, results of operations and capital resources;

•	the industry outlook;

•	the fact that option awards involve rights in illiquid securities in a private company;

•	the valuation of comparable companies;

•	the lack of marketability of Embark’s common stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Embark given prevailing market conditions;

•	the history and nature of Embark’s business, industry trends and competitive environment; and

•	general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.

Embark’s board of directors determined the fair value of Embark’s common stock by first determining enterprise value of Embark’s business, and then using that to derive a per share value of Embark’s common stock.

The enterprise value of Embark’s business was estimated by considering several factors, including estimates using the cost approach, market approach and the income approach. The cost approach estimates the fair market value of an organization by utilizing the balance sheet to take the total fair market value of assets minus the fair market value of liabilities. The market approach was estimated based on the projected value of comparable public companies in a similar line of business that are publicly traded. The income approach estimates the enterprise value of the business based on the cash flows that it expects to generate over its remaining life. These future cash flows are discounted to their present values using a rate of return appropriate for the risk of achieving the business’ projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the business at the end of the projected period to calculate the business enterprise value. In addition to the three approaches described above, Embark factors in recent arms-length transactions such as the closest round of equity financing preceding the date of valuation.

After determining Embark’s enterprise value, an allocation of enterprise value is made to Embark’s various classes of equity to determine the value of common stock. In allocating the enterprise value of Embark’s business to common stock through October 2020, Embark used the option pricing method (“OPM”), whereas after October 2020, Embark used a combination of OPM and probability weighted expected return method (“PWERM”). PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high level of confidence with a probability distribution. Discrete future outcomes considered under PWERM include an acquisition by a Special Purpose Acquisition Company (“SPAC”) of Embark’s common stock, as well as other market-based outcomes. Determining the fair value of the enterprise using PWERM requires Embark to develop assumptions and estimates for both the probability of a liquidity event and stay private outcomes, as well as the values Embark expects those outcomes could yield.

A discount for lack of marketability (“DLOM”) is applied to arrive at a fair value of Embark’s common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges. In making the final determination of common stock value, consideration is also given to recent sales of common stock.

Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding Embark’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact Embark’s valuations as of each valuation date and may have a material impact on the valuation of Embark’s common stock.

For valuations after the completion of the Business Combination, Embark’s board of directors will determine the fair value of each share of underlying common stock based on the closing price of Embark’s common stock as reported on the date of grant.

Warrants

Warrants to purchase shares of common stock are freestanding financial instruments classified as equity in Embark’s balance sheet as the underlying shares of common stock are not considered to be mandatorily redeemable, do not include an obligation of Embark to repurchase its equity shares or to issue a variable number of equity shares. The warrants are measured at fair value on the issuance date. The fair value of the underlying common stock is measured using a Black-Scholes (“BSM”) option-pricing model. The following assumptions and inputs were utilized within the BSM option-pricing model: exercise price, fair value of the underlying common stock, risk-free interest rate, expected term, expected dividend yield and expected volatility, which are all determined in the same manner with Embark’s stock options as detailed in the above “Stock-Based Compensation Expense” section. Pursuant to the original terms of the warrant agreement, immediately prior to, and conditioned upon the completion of the Merger, all outstanding warrants will be exercised for common stock. The common stock will be subject to the same vesting conditions existing under the warrant agreement such that unvested common stock would be subject to forfeiture if the holder terminates its services to Embark prior to vesting.

Capitalization of Internally Developed Software

Embark capitalizes certain internal use software development costs associated with creating and enhancing internal use software related to Embark’s product suite and technology infrastructure. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects. Embark expenses software development costs that do not meet the criteria for capitalization as incurred and records them in research and development expenses in Embark’s statements of operations.

Software development activities generally consist of three stages: (i) the planning stage; (ii) the application and infrastructure development stage; and (iii) the post implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. Embark capitalizes costs associated with software developed for internal use when both the preliminary project stage is completed and management has authorized further funding for the completion of the project. Embark capitalizes costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Embark will amortize internal use software development costs using a straight-line method over their estimated useful life commencing when the software is ready for its intended use. Embark estimates a useful life of three years for technology infrastructure related software. As Embark’s product suite is not yet ready for its intended use, amortization has not yet begun.

All capitalized software requires the ongoing assessment for recoverability which requires judgment by management with respect to certain external factors including, but not limited to, anticipated future gross revenues, estimated economic useful life, and changes in competing software technologies.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to Embark Trucks’ financial statements included elsewhere in this proxy statement/proxy statement/ prospectus.

JOBS Act Accounting Election

Embark is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Embark intends to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of Embark’s adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period. [See “Emerging Growth Company” for further discussion.]

Quantitative and Qualitative Disclosures about Market Risk

Embark is exposed to certain market risks as part of Embark’s ongoing business operations.

Credit Risk

Embark is exposed to credit risk on Embark’s investment portfolio. Investments that potentially subject Embark to credit risk consist principally of cash and investments in debt securities. Embark places cash and cash equivalents with financial institutions with high credit standing and excess cash in marketable investment grade debt securities.

Interest Rate Risk

Embark is exposed to interest rate risk on Embark’s investment portfolio. Investments that potentially subject Embark to interest rate risk consist principally of cash and investments in debt securities. As of September 30, 2021, Embark has cash, cash equivalents, and investments of $53.0 million, consisting of U.S. Treasury securities and interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of Embark’s investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of Embark’s cash, cash equivalents, and investments.